                                            Merger U-1 (Service Company Matters)
                                            ------------------------------------

    As filed with the Securities and Exchange Commission on October 1, 2001

                                                            File No. 1.070-09645

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        _______________________________
                                AMENDMENT NO. 5
                            (Second Post-Effective)
                                       TO
                        FORM U-1 APPLICATION-DECLARATION
                                     UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                       _________________________________

                              Exelon Corporation
              (and Subsidiaries Listed on Signature Page Hereto)
                           10 South Dearborn Street
                                  37th Floor
                               Chicago, IL 60603
                  (Name of company filing this statement and
                    address of principal executive offices)
________________________________________________________________________________

                              Randall E. Mehrberg
                   Senior Vice President and General Counsel
                              Exelon Corporation
                           10 South Dearborn Street
                                  37th Floor
                               Chicago, IL 60603

                    (Name and address of agent for service)
                       _________________________________

       The Commission is requested to send copies of all notices, orders and communications in connection with this Application-Declaration to:

                               William J. Harmon
                          Jones, Day, Reavis & Pogue
                                77 West Wacker
                                  Suite 3500
                              Chicago, IL 60601
                                (312) 782-3939
                             wjharmon@jonesday.com
                             ---------------------

                               Table of Contents

                                                                   Page

Item 1.  Description of Proposed Transaction........................  1
         A. Summary of Request......................................  1
         B. Retention of Investments................................  2
            1. Eastern Pennsylvania Development Company ("EPDC")
               and subsidiaries.....................................  2
            2. Thermal Companies Operating in Canada................  3
            3. Apeco Corporation....................................  3
            4. Utility Competitive Advantage Funds..................  4
         C. Approval of Exelon Services.............................  6
         D. Inter-Company Services At Cost..........................  9
            1. Currently Approved Services..........................  9
            2. proposed Additional Services.........................  9
            3. Services Provided At Cost; Accounting................ 11
            4. Reporting and Modifications.......................... 12
Item 2.  Fees, Commissions and Expenses............................. 12
Item 3.  Applicable Statutory Provisions............................ 13
Item 4.  Regulatory Approvals....................................... 13
Item 5.  Procedure.................................................. 13
Item 6.  Exhibits and Financial Statements.......................... 13
         A. Exhibits................................................ 13
         B. Financial Statements  - not applicable.................. 13
Item 7.  Information as to Environmental Effects.................... 14

     Exelon Corporation ("Exelon") filed an Application-Declaration on Form U-1 (File No. 70-09645) on March 16, 2000 (as amended, the "Merger U-1") under the Public Utility Holding Company Act of 1935, as amended (the "Act" or "PUHCA") with the Securities and Exchange Commission (the "Commission") seeking approvals relating to the acquisition by Exelon of the common stock of Commonwealth Edison Company ("ComEd"), an electric utility company, and formerly a subsidiary of Unicom Corporation ("Unicom"); of PECO Energy Company ("PECO"), an electric and gas utility company; of Exelon Generation Company, LLC ("Genco"), to which the generating assets of ComEd and PECO were transferred, each of which is an electric utility company; and, indirectly of the public utility subsidiaries of ComEd and PECO. The Merger (as defined in the Merger U-1) was completed October 20, 2000, subsequent to the Commission issuing its order approving the Merger on October 19, 2000 (Holding Co. Act Release No. 35-27256, as modified in Holding Co. Act Release No. 35-27259, October 20, 2000) (the "Merger Order"). Exelon filed its notice of intent to register as a holding company under the Act on October 20, 2000.

     On April 2, 2001, Exelon filed a Post-Effective Amendment to the Merger U-1 (together with any further amendments or supplements thereto, the "Market Price Amendment") seeking approval of the Commission for a modification to the Merger Order to allow Exelon Infrastructure Services ("EIS") and Exelon Services Inc. (formerly Unicom Mechanical Services Inc., "ES") to continue to provide services and goods to Exelon's utility subsidiaries at market prices, determined without regard to cost, after December 31, 2001 (the expiration date for a temporary approval to provide services and goods at market contained in the Merger Order). This Post-Effective Amendment addresses subjects other than those covered in the Market Price Amendment and is not intended to supercede, amend or replace the Market Price Amendment and Exelon continues to seek the relief described in the Market Price Amendment.

Item 1.   Description of Proposed Transaction.

     In the Merger Order the Commission reserved jurisdiction over several matters pending completion of the record. Exelon is filing this amendment to provide additional information on all outstanding matters, other than those described in the Market Price Amendment, as set out herein.

     A.   Summary of Request

     Exelon hereby requests the following:

                    1. That the Commission release jurisdiction over Exelon's request to retain the investments identified in (a) through (d) below. Except for the following four categories of investment, all other investments of Exelon were approved for retention in the Merger Order.

                         (a) Eastern Pennsylvania Development Company and subsidiaries.

                         (b) Thermal companies operating in Canada (Northwind Thermal Technologies Inc., Unicom

                              Thermal Technologies Inc., Edison Financial
                              Partnership and Edison Development Canada Inc.).

                         (c)  Apeco Corporation.

                         (d)  Utility Competitive Advantage Funds.

                    2. That the Commission release jurisdiction over Exelon Business Service Company ("Exelon Services") and approve:

                         (a) the General Services Agreement pursuant to which Exelon Services will provide services to associate companies in the Exelon system;

                         (b) the Exelon Business Service Company Associate Transaction Procedures Manual dated October 1, 2001 (the "Procedures Manual");

                         (c) Exelon Services' accounting methods and systems and cost allocation methodologies and procedures so as to determine that Exelon Services is "so organized and conducted, or to be so conducted, as to meet the requirements of Section 13(b) of the Act with respect to reasonable assurance of efficient and economical performance, at cost fairly and equitably allocated among them (or as permitted by [Rule] 90)" pursuant to Rule 88.

                    3. That the Commission approve under Rule 87 the other inter-company services which certain Exelon subsidiaries will provide to associate companies as more specifically described below.

     B.   Retention of Investments

     In the Merger Order the Commission reserved jurisdiction over four classes of investment. As explained in detail in this section, Exelon has disposed of several of such investments and is seeking to retain all of the remaining investments for the reasons set out herein.

          1.  Eastern Pennsylvania Development Company ("EPDC") and subsidiaries

     At the time of the Merger, EPDC held (1) Exelon Fossil Holdings, an EWG,
(2) the Exelon Peakers and ExTex companies, also EWGs and (3) Adwin Realty Company and its partnership interests (mainly real estate investments). In restructuring approved as part of the Merger Order, EPDC was dissolved, Exelon Fossil Holdings, Exelon Peakers and ExTex companies were transferred to Genco and Adwin Realty Company remained a subsidiary of

PECO. PECO is in the process of disposing of the real estate investments of Adwin and Adwin will be dissolved and/or its assets disposed of prior to October 20, 2003 as required by the Merger Order.

     In summary, all investments in this category are permitted EWGs, or have been disposed of or will be disposed of prior to October 20, 2003.

          2.   Thermal Companies Operating in Canada

     Exelon provides thermal services in Canada through Northwind Thermal Technologies Canada, Inc., Unicom Thermal Technologies Inc., Edison Finance Partnership, and Edison Development Canada Inc. ("Canadian Thermal Companies"). In the Merger Order, the Commission reserved jurisdiction over the retention by Exelon of the Canadian Thermal Companies because of their operations outside the United States. But for this non-U.S. activity, each of the Canadian Thermal Companies would qualify as a Rule 58 investment. The thermal businesses of Exelon which operate in the United States were approved for retention in the Merger Order./1/

     Exelon has made a request in its U-1 Application/Declaration in Docket 70-9691 ("Investment U-1") to be allowed to make investments in energy related companies engaged in thermal services in Canada and Mexico. In the Investment U-1 Exelon requests the Commission to release jurisdiction over the retention of its existing Canadian thermal businesses. In addition to the energy management, consulting and energy marketing activities noted in the Investment U-1 which the Commission has allowed in Canada, it has also allowed development, exploration and production of natural gas and oil in Canada./2/ Exelon submits that the risks associated with the thermal activities which it conducts in Canada are not greater than the risks associated with oil and gas exploration and development or energy marketing and trading. Further, like the energy management, energy consulting and new technology development, Thermal Services are closely related to Exelon's core activities. Thermal Activities include construction and operation of facilities that are very similar to electric generation and distribution or gas distribution. For these reasons, and the further reasons noted in the Investment U-1, Exelon believes that the Commission should approve retention of the Canadian Thermal Companies and grant the relief requested in the Investment U-1.


          3.   Apeco Corporation

     Exelon has disposed of all of its interest in Apeco Corporation.


______________________

/1/ Rule 58(b)(1)(vi) and (vii). See Ameren Corp., Holding Co. Act Release No. 35-26809 (Dec. 30, 1997); WPL Holdings, Inc. Holding Co. Act Release No. 35-26856 (April 14, 1998); See also Energy East Corp., Holding Company Act Release No. 35-27224 (Aug. 31, 2000) (Commission authorized to provide district heating and cooling services to a number of large buildings in Hartford, Connecticut); General Public Utility Corp., 32 SEC 807, 840-841 (Dec. 28, 1951) ( Commission authorized retention of steam heating systems); North American Co., 11 SEC 194 (April 14, 1942) (Commission authorized retention of steam heating operations which provided steam heat to customers). In Cinergy Corp., Holding Co. Act Release No. 35-26474 (Feb. 20, 1996), the Commission found a district heating and cooling business which also provided steam to be functionally related to the utility business.


/2/ See, NiSource, Inc., Holding Co. Act Release No. 35-27265 (Nov. 1, 2000).

          4.   Utility Competitive Advantage Funds

     Utility Competitive Advantage Funds (now known as Kinetic Ventures Funds, but referred to collectively herein as "UCAF") are individual, but substantially similar, venture capital investments in businesses engaged in communications, the Internet, utility customer service opportunities and companies with products or services to help utilities retain and build a customer base, improve core operating efficiencies and generate new revenue sources. Exelon has the following investments as of August 31, 2001:


      Name of Fund                           Amount Invested          % of Fund
--------------------------------------------------------------------------------
Kinetic Ventures I (formerly UCAF I)            $16,278,436              22.2%
--------------------------------------------------------------------------------
Kinetic Ventures II (formerly UCAF II)            6,420,000              14.3%
--------------------------------------------------------------------------------
               Total                            $22,698,436               NA
--------------------------------------------------------------------------------

     The Commission has approved numerous passive, venture capital fund investments similar to UCAF./3/ Accordingly, Exelon should be permitted to retain these investments.

     UCAF's close alignment with the deregulating utility industry and relevant Commission precedent both support Exelon's retention of UCAF. The manager of UCAF, Kinetic Ventures, focuses "on investments in segments critical to the transition underway in the deregulating utility industry."/4/ In particular, UCAF invests in three industry segments: communications

___________________

/3/See Energy East Corp., Holding Co. Act Release No. 35-27224 (Aug. 31, 2000) (authorizing investments in short-term money market instruments as passive); GPU, Inc., Holding Co. Act Release No. 35-27139 (Feb. 18, 2000) (acquisition of limited partnership interests in partnership investing in the broader energy communications and other utility-like services industries); WPL Holdings, Holding Co. Act Release No. 35-26856 (April 14, 1998) (passive and/or de minimis investment); Ameren Corp., Holding Co. Act Release No. 35-26809 (Dec. 30, 1997) (venture capital fund for minority business development); Appalachian Power Co., Holding Co. Act Release No. 35-25266 (March 6, 1991)(growth capital in new and expanding small, rural firms to improve local economy); Northeast Utilities, 40 SEC Docket 412 (Feb. 24, 1988) (investment in locally focused venture capital fund).

/4/See Kinetic Ventures web page at: http://www.kineticventures/about.html (last visited September 19, 2001). As of September 19, 2001 UCAF's holdings included:
(1) APX, an internet-based exchange for the purchase and sale of electricity, transmission and related products; (2) BroadRiver Communications, Inc. which delivers in integrated communications platform for the development, provisioning and management of quality of service enabled applications over a variety of broadband access technologies; (3) Cerent Corporation, which develops fiber optic equipment for metropolitan networks; (4) ClearSource, Inc., which offers broadband communications in Tier II and Tier III communities; (5) Codeon Corporation, which develops cutting-edge optical devices; (6) Corvis Corporation, which develops optical switching technologies and products; (7) Eba Systems, Inc., which develops mobile data solutions for multiple enterprise databases; (8) Epoch Internet, Inc., which offers commercial internet services on a global basis; (9) FoodBuy, a business to business e-commerce solution for the food service industry; (10) FreeMe.com, which offers an internet-based application platform to assist internet service providers in becoming application service providers; (11) Grande Communications, Inc., offers broadband communications services, including cable TV, phone and high-speed internet access; (12) Homes.com, provides online services to real estate brokers, home buyers and renters, mortgage brokers and relocation service providers; (13) iTango

(equipment, services and infrastructure); the internet (e-commerce, enterprise systems and transaction networks); and customer service (outsourcing, customer relationship management, customer self-service and other interactive solutions)./5/ UCAF's investments in the communications and internet industry segments are all capable of qualifying as exempt telecommunications companies ("ETC") under Section 34 of PUHCA./6/ Most of UCAF's investments in the customer service segment are also capable of qualifying as ETCs. For instance, Centennial Security Holdings, a past investment, provided alarm monitoring services; a "customer service" which is an information service in which ETCs may permissibly engage./7/

     UCAF's customer service investments may alternatively qualify as "energy-related" under Rule 58(b)(1)(vii) (authorizing the sale of technical, operational, management, and other similar kinds of services and expertise developed in the course of utility operations). Traditional utilities operate both walk-in customer service centers and phone-based customer service support operations. UCAF's investment in customer service operations that are critical to the deregulation of the utility industry satisfies the requirements of Rule
58. Because Exelon would be able to retain each of the companies in which UCAF have invested on an individual basis (as an ETC, Rule 58 energy-related company, or other investment that does not require prior Commission approval), Exelon should be permitted to retain UCAF.
______________________
Software, Inc., which produces internet enterprises software; (14) Nayna Networks, Inc., which develops leading edge telecommunications equipment; (15) NetCore Systems, Inc., which develops integrated communication switching products; (16) Optical Capital Group. LLC, which develops optical networking equipment, components and software through a network of partner companies; (17) Pathfire, which develops video transport technologies; (18) Pathnet, Inc., which builds fiber optic and wireless voice and data networks; (19) Peace Software International, Ltd., which develops and installs a fully-integrated web-based customer care and billing system for the deregulating utility industry; (20) PlaceWare, a provider of web conferencing services and products that enable businesses to conduct real-time interactive meetings and presentations over the internet; (21) Proficient Systems, Inc.'s provides software to its customers changing how to deploy sales labor and sales collateral information to drive revenue of complex, consultative products and services both online and offline;
(22) Ramp Networks, Inc., which develops internet access technologies for the small office/home office marketplace; (23) Seneca Networks, Inc., is developing a new generation of optical infrastructure platforms that enable rapid broadband service delivery; (24) Sitara Networks, Inc., which develops, markets and supports products designed to improve the performance of applications delivered over IP networks; (25) SmartSynch Ltd., a provider of end-to-end fixed wireless solutions; (26) Utility.com, the world's first internet utility company; (27) Vectrad Networks Corporation, a supplier of metropolitan fixed-wireless broadband networks; (28) VerticalOne, Inc., which creates e-commerce software; and (29) Zaffire, Inc., which is developing a next-generation optical services networking system for service providers worldwide. See http://kineticventures/portfolio.html.

/5/see http://kineticventures/focus.html.

/6/In fact, Exelon believes all of UCAF's present holdings (listed above) meet the criteria for ETC status and are capable of qualifying as ETCs. However, Exelon cannot warrant that UCAF's future investments will likewise meet the criteria set forth in Section 34(a)(1) of PUHCA. Therefore Exelon is seeking authorization to retain UCAF as a hybrid investment that includes ETCs, energy-related companies and other permissible investments. Further, Exelon does not control any of the UCAF funds and therefore cannot cause any of the fund's investments to obtain ETC certification.

/7/See Notice of Proposed Rulemaking, In the Matter of Implementation of Section 255 of the Telecommunications Act of 1996; Access to Telecommunications Services, Telecommunications Equipment, and Customer Premises Equipment by Persons With Disabilities, 13 FCC Rcd 20391 at 20410-411, 1998 FCC LEXIS 1871 at **39 (1998); Bell Operating Companies Joint Petition for Waiver of Computer II Rules, Order, 10 FCC Rcd 13,758, at 13,770-774, App. A (Com. Car. Bur. 1995).

     Finally, other Commission precedent also supports Exelon's retention of UCAF. The Commission has permitted registered holding companies to create or retain "intermediate" companies that may, in turn, hold a combination of ETCs, Rule 58 energy related companies and other permissible investments./8/ For instance, in Energy East Corp., Holding Co. Act Release No. 35-27228 (September 12, 2000), the Commission authorized Energy East to create and own intermediate companies that hold energy related companies, ETCs, foreign utility companies and other authorized nonutility subsidiaries./9/ The SEC's Interstate Energy order, Holding Co. Act Release No. 35-27069 (August 26, 1999), permitted Interstate (now Alliant) to form intermediate subsidiaries that would, in turn, acquire and hold one or more of the following types of entities: (a) exempt wholesale generators, (b) energy related companies, (c) ETCs, and (d) other non-exempt nonutility subsidiaries whose retention was authorized by the Commission. Thus the SEC has permitted intermediate companies to hold a mix of investments comparable to UCAF's mix of potential ETCs and Rule 58 energy related companies.

     Exelon requests that the Commission treat its investment in UCAF as an intermediate company and permit its retention based upon the precedent set forth above. As explained above, the very purpose of Kinetic Ventures' UCAF is to invest in businesses that are "critical to the transition underway in the deregulating utility industry." So long as Kinetic Ventures keeps to its investment focus, each of its investments should be capable of qualifying for an exemption as an energy related company or ETC.

     Exelon recognizes that its proposed retention of UCAF will effectively permit it to indirectly invest in companies that could qualify as ETCs without obtaining a determination of ETC status from the FCC. While Section 34 of PUHCA specifically authorizes the acquisition of ETCs with the approval of the Federal Communications Commission ("FCC"), the Commission may also exercise its authority under Sections 9 and 10 of PUHCA to permit registered holding companies to retain any investment that does not harm the interests that PUHCA was designed to protect. Thus, the Commission may authorize the retention of UCAF./10/

     C.   Approval of Exelon Services
__________________
/8/Exelon is seeking this approval in Docket 70-9691.

/9/The Commission has granted similar authority to other registered holding companies. See e.g., New Century Energies Inc. et al., Holding Co. Act Release No. 27218 (Aug. 22, 2000) and Ameren Corp., et al., Holding Co. Act Release No. 27053 (July 23, 1999).

/10/In this regard, it should also be noted that Section 34 of PUHCA permits ETCs to indirectly engage in permissible activities. The FCC has authorized indirect participation in permissible activities through ETC investment companies which invest only in companies that meet the exclusivity requirement set forth in Section 34(a)(1) of PUHCA. See, e.g., New England Investment Corporation, NSD File No. ETC 00-29 (notice August 1, 2000); New England Business Trust, NSD File No. ETC 00-30 (notice August 1, 2000); In the Matter of Applications of Centerior Communications Holdings, Inc. for a determination of ETC Status, File No. ETC-97-6 (July 2, 1997). The FCC does not directly regulate or review investments by the ETC investment companies; instead the FCC relies on
Section 1.5006 of its regulations (47 C.F.R. (S) 1.5006) which requires ETCs to inform the FCC of any "material change in facts" that might affect any ETC's eligibility for ETC status. The FCC's mechanism is similar to SEC Rule 58, which permits the acquisition of energy related companies without prior approval. Both the SEC's and FCC's regulations rely (in part) on registered holding companies to police their own investments.

     Since January 1, 2001, Exelon Services has acted as the service company subsidiary for the Exelon system and provides, or may provide in the future, Exelon, ComEd, PECO, Genco and other subsidiaries, including non-utility subsidiaries, with one or more of the following services: administrative, management and support services, including services relating to support of electric and gas plant operations (i.e., energy supply management of the bulk power and natural gas supply, procurement of fuels, coordination of electric and natural gas distribution systems, maintenance, construction and engineering work); customer bills, and related matters; materials management; facilities; real estate; rights of way; human resources; finance; accounting; internal auditing; information systems; corporate planning and research; public affairs; corporate communications; legal; environmental matters; executive services and other services listed on Schedule 2 to the General Services Agreement. Exelon Services is capitalized as follows at June 30, 2001: common equity, negative $7,733,362; long-term debt $0; short-term debt $30,000,000. Notwithstanding such capitalization, Exelon Services will not include in any "cost of capital" charge included in its costs any equity capital in excess of $10,000. To date, Exelon Services has not included a cost of equity capital in its charges to associate companies. Interest expense on debt attributable to service company operations will be included in Exelon Services charges.

     In accordance with the General Services Agreement, services provided by Exelon Services will be directly assigned, distributed or allocated by activity, project, program, work order or other appropriate basis. To accomplish this, employees of Exelon Services will record their labor and expenses to bill the appropriate subsidiary company. Costs of Exelon Services will be accumulated in accounts of the service company and be directly assigned, distributed, or allocated to the appropriate client company in accordance with the guidelines set forth in the General Services Agreement and the procedures in the Procedures Manual which is filed as an exhibit hereto. Exelon has an internal audit group which, among other things, will audit the assignment of service company charges to client companies. Exelon Services' accounting and cost allocation methods and procedures are structured so as to comply with the Commission's standards for service companies in registered holding company systems.

     Exelon Services was staffed primarily by transferring existing personnel from the employee rosters of Unicom (ComEd's former parent), PECO and their subsidiaries. Exelon Services has its headquarters in Chicago and conducts substantial operations in both Chicago and Philadelphia.

     Exelon Services currently contains the following principal departments or functions (which are subject to change as noted in the paragraph following this table):

               --------------------------------------------
               Department/Function         Approximate FTEs
               --------------------------------------------
               HR Services                              115
               --------------------------------------------
               Supply Services                           80
               --------------------------------------------
               Financial Services/11/                    61
               --------------------------------------------

---------------
     /11/Includes accounts payable and payroll.

               --------------------------------------------
               Business Services Group
               Support Services/12/                      44
               --------------------------------------------
               Legal Services                           104
               --------------------------------------------
               IT Services                              434
               --------------------------------------------
               Corporate Center/13/                     160
               --------------------------------------------

                   Total                                998
               --------------------------------------------

     Exelon will continually review the manner in which services are provided within the Exelon system and make changes from time to time to respond to changing business and economic conditions, to improve efficiency and to respond to changing requirements of its businesses. Exelon may reorganize Exelon Services to meet the goals set out in the preceding sentence. Exelon Services may institute additional services in the future or decide not to offer certain services. Changes which result in a change in the broad nature of services provided or in the allocation factors will be submitted to the Commission by means of a 60-day letter.

     As compensation for services, the General Services Agreement provides that "Client Companies listed in Attachment A hereto, as revised from time to time, shall pay to Service Company [i.e., Exelon Services] all costs which reasonably can be identified and related to particular services provided by Service Company for or on Client Company's behalf (except as may otherwise be permitted by the SEC)."

     Where more than one company is involved in or has received benefits from a service performed, under the General Services Agreement such costs will be fairly and equitably allocated using the ratios set forth in the General Services Agreement. Thus, charges for all services provided by Exelon Services to affiliated companies will be as determined under Rules 90 and 91 of the Act, except for the requested exceptions discussed below. In the event that any changes to the General Services Agreement or allocations are needed to more accurately allocate costs to ComEd, PECO, Genco or other affiliates, Applicant will propose such changes to the Commission through a 60-day letter as they become known.

     The General Services Agreement provides that no change in the organization of Exelon Services, the type and character of the companies to be serviced, the factors for allocating costs to associate companies, or in the broad categories of services to be rendered subject to Section 13 of the Act, or any rule, regulation or order thereunder, shall be made unless and until Exelon Services shall first have given the Commission written notice of the proposed change not less than 60 days prior to the proposed effectiveness of any such change. If, upon the receipt of any such notice, the Commission shall notify Exelon Services within the 60-day period that a question exists as to whether the proposed change is consistent with the provisions of Section 13 of the Act, or of any rule, regulation or order thereunder, then the proposed change shall not

---------------
(continued...)
     /12/"Business Services Group" is an administrative division within Exelon Services that is responsible for service company administration and the "back office" functions of Exelon Services.

     /13/"Corporate Center" is an administrative division within Exelon Services and includes senior management, governance and support functions.

become effective unless and until Exelon Services shall have filed with the Commission an appropriate declaration regarding such proposed change and the Commission shall have permitted such declaration to become effective.

     Exelon and Exelon Services each believes that the General Services Agreement is structured so as to comply with Section 13 of the Act and the Commission's rules and regulations thereunder and thereby requests that the Commission grant approvals needed under that Section and Rule 88.

     D.   Inter-Company Services At Cost

          1.   Currently Approved Services

     ComEd currently provides to or receives from affiliates certain services in accordance with an Affiliated Interests Agreement ("AIA") approved by the Illinois Commerce Commission ("ICC")./14/ PECO's form of Mutual Services Agreement ("MSA") under which PECO provides and receives certain services from affiliates has been approved by the Pennsylvania Public Utility Commission ("PaPUC"). The AIA and MSA were filed as Exhibits B-3.1 and B-3.2, respectively, to the Merger U-1 and are thus a part of this record.

     In the Merger Order the Commission gave approval for ComEd, PECO, Genco and other subsidiaries of Exelon to provide certain services to associate companies, at cost./15/ A listing of such services, the service provider and recipient, approximate annual dollar volume and the controlling agreement was filed as Exhibit B-3.3 to the Merger U-1. Under the Merger Order, Exelon must make a semi-annual filing with the Commission reporting certain information regarding these services.

          2.   Proposed Additional Services

     Exelon requests that the approval granted in the Merger Order be expanded to include certain additional services as noted in the following paragraphs. These additional services will be provided at cost as defined in Rules 90 and 91.

     As part of its review of corporate organization and procedures, Exelon currently anticipates that it will consolidate certain utility administrative functions at the operating utilities, ComEd and PECO, in addition to the centralized services provided by Exelon Services. Exelon believes that these functions, which relate to Exelon's Energy Delivery business unit (i.e., the "pipes and wires business") are best concentrated in the operating utility entities. As noted below, the proposed organization will result in significant savings and economies.

---------------
     /14/The AIA will govern only those transactions not subject to SEC jurisdiction. Transactions subject to SEC jurisdiction are conducted at cost under Rules 90 and 91.

     /15/The approval for these services at cost had no expiration date. Other services were also approved to be provided at other than cost, but the Merger Order provided that on and after January 1, 2002, all such inter-company services would be at cost as defined in Rules 90 and 91. As noted above, Exelon is seeking approval in the Market Price Amendment for EIS and ES to be able to continue to provide certain services at market prices after that date. This Post-Effective Amendment addresses only services provided at cost.

     In general, certain supervisory, strategic planning and efficiency and coordination functions of each of these functional areas will be centralized at one of the operating utilities (i.e., at either ComEd or PECO). Below this level, in each of these functional areas there will be implementation staff located at and devoted to the individual operating company. This organization will keep the supervision and implementation of these important services close to the internal "customers" and achieve the benefits of centralized planning and supervision with the benefits of responsive service to individual customers. Another benefit of this organizational structure is that it will provide an efficient basis for expansion and an efficient means of integrating another utility operating company into the Exelon system if a future business combination transaction is undertaken. Given the dynamic nature of the energy industry today, Exelon believes it is imperative that it be prepared for such future transactions.

     ComEd and PECO currently each have full departments engaged in communications, finance, human resources and labor relations, information technology, fleet management, real estate and facilities management, claims, environmental services, safety and training and methods, marketing and customer billing. Exelon expects to generally centralize the planning and supervisory aspects in each of these functions while keeping separate the implementation activities. Exelon is finalizing these plans and the numbers of employees and other information will change from time to time during implementation and thereafter as Exelon continues to refine its business practices to improve efficiency. It is not yet known which of the two utilities, ComEd or PECO, will be providing the shared services identified to the other. ComEd and PECO will not be providing these services to any non-utility affiliate of Exelon.

     The following table includes information regarding the approximate number of centralized or "shared" employees and individual company employees for each identified function. Subject to adjustment as plans develop, as shown in the table, a total of 1,237 employees will be engaged in all of the identified activities. Of this number, about 152 or 12% of the total will be employees who will provide shared services. As more fully described in the following section, the cost of shared services rendered by those employees will be allocated and charged to each utility company based on appropriate allocation factors and, to the extent those employees do work for one of the utilities, only that utility will be charged for that direct cost.

---------------------------------------------------------------------------------------------------------------------
                                                                            Individual Company Employees/17/
                                           Shared                  --------------------------------------------------
Function                                Employees/16/                  ComEd                        PECO
---------------------------------------------------------------------------------------------------------------------
Communications                              18                          10                            7
---------------------------------------------------------------------------------------------------------------------
Finance/18/                                  8                          31                           12
---------------------------------------------------------------------------------------------------------------------
HR/Labor Rel.                                4                          43                           39
---------------------------------------------------------------------------------------------------------------------
Information Technology                      19                         253                          135
---------------------------------------------------------------------------------------------------------------------
Fleet                                       13                         172                           76
---------------------------------------------------------------------------------------------------------------------
Real Estate/Facilities                      10                          50                           29
---------------------------------------------------------------------------------------------------------------------
Claims                                      10                          14                           17
---------------------------------------------------------------------------------------------------------------------
Environmental                                5                          10                           11
---------------------------------------------------------------------------------------------------------------------
Safety                                       5                          14                            8
---------------------------------------------------------------------------------------------------------------------
Training                                    20                          42                           30
---------------------------------------------------------------------------------------------------------------------
Marketing/19/                               35                          49                           18
---------------------------------------------------------------------------------------------------------------------
Customer billing/20/                         5                          15/21/                        0
---------------------------------------------------------------------------------------------------------------------

          3.   Services Provided At Cost; Accounting

     The approximate amount of annual total billings for shared services resulting from the consolidation plan described herein is $14 million. Exelon expects that the consolidation plan will result in aggregate annual costs savings of about $68 million or about 13% of previous expenditures in these areas. As is currently the case with the shared services which Exelon subsidiaries have been engaged in since the Merger, as approved by the Commission in the Merger Order, the new shared services between operating companies will be provided at cost as defined in Rules 90 and 91. Each department where shared services are provided will institute procedures to capture costs. Costs associated with only one customer will be charged directly to that customer. Common costs will be allocated based on established allocation factors and billed to the receiving company. Section 10 of the General Services Agreement provides that an Exelon subsidiary providing services to another subsidiary may use the terms and conditions,
______________
/16/ Shared employees will be employed by one of the utilities - ComEd or PECO - but will provide services to both utilities.

/17/ In most cases individual employees will only provide implementation services to the company by which they are employed.

/18/ "Finance" includes certain strategic planning and chief financial officer functions, but will not include any "treasury" functions such as external financing.

/19/ For Marketing certain aspects of the marketing function for the utilities including supervisory and implementation will be conducted through shared services from one utility to the other.

/20/ For Customer Billing the entire function, supervisory and implementation, will be centralized at one of the utilities which will do this work for both companies.

/21/ These employees would also provide shared services.

including cost allocation methods, provided in the General Services Agreement to govern such inter-company transactions./22/


          4.   Reporting and Modifications

     Exelon will continue to provide the information called for in the semi-annual reports as provided in the Merger Order. The reporting will be expanded to include information regarding the additional services described herein. Exelon proposes that in lieu of the semi-annual reports, all the information required by the Merger Order and as proposed herein be filed with the Commission as an appendix or exhibit to Exelon Business Services Company's annual Form U-13-60 filings. This approach will centralize reporting regarding service matters and ease the burden on the Commission Staff. Exelon requests that the Merger Order be modified to reflect this change. The appendix or exhibit to the U-13-60, commencing with the report due in May 2002, will include the following information:

               .    List of all service providers described above who provided service in the period
               .    For each service provider:
                              .   a list of companies receiving services
                              .   a description of the types of services
                                  provided
                              .   the dollar amount the services provided by
                                  category
                              .   a description of the method of charging for
                                  services, i.e., cost or, if permitted, other than cost (and a citation to the authority for providing the service at other than cost)
                              .   reference to the agreement under which such
                                  services were provided
               .    An income statement and balance sheet for each service
                    provider for and as of the most recently completed fiscal year.

     Exelon proposes to provide the Commission information regarding changes in the functions in which shared services are provided through the 60-day letter process. Changes which result in a material change in the nature of services provided from one operating utility to the other or in the allocation factors will be submitted to the Commission by means of a 60-day letter.

Item 2.   Fees, Commissions and Expenses.

     The incremental fees, commissions and expenses incurred or to be incurred in connection with this Post-Effective Amendment are estimated to be not more than $10,000.



___________________

     /22/ This approach has been approved in a previous case. See Ameren Corporation, Holding Co. Act Release No. 35-27053 (July 23, 1999).

Item 3.   Applicable Statutory Provisions

     Applicants believe that the following sections of the Act and the Commission's rules thereunder are or may be directly or indirectly applicable to the approvals sought herein: Sections 9, 11, and 13 of the Act and Rules 88, 87 and 90 through 95. To the extent that other sections of the Act or the Commission's rules are deemed to be applicable to the approvals sought herein, such sections and rules should be considered to be set forth in this Item 3.

Item 4.   Regulatory Approvals

     The General Services Agreement has been approved by the ICC and the PaPUC. No other State or local regulatory body or agency and no Federal commission or agency, other than the Commission, has jurisdiction over the transactions proposed herein.

Item 5.   Procedure

     To the extent determined to be necessary, the Commission is respectfully requested to publish the requisite notice under Rule 23 with respect to the filing of this Post-Effective Amendment to the Application-Declaration, specifying a date by which comments must have been entered and a date on or after that date, as the date when an order of the Commission granting and permitting this Post-Effective Amendment to Application-Declaration to become effective may be entered by the Commission.

     It is submitted that a recommended decision by a hearing or other responsible officer of the Commission is not needed for approval of the Merger. The Commission Staff may assist in the preparation of the Commission's decision. There should be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

Item 6.   Exhibits and Financial Statements

     In addition to the exhibits heretofore filed in this docket, the following exhibits are filed in connection with this Post-Effective Amendment:


A.  Exhibits

Exhibit No.       Description of Document               Method of Filing
--------------------------------------------------------------------------------
B-2         Form of General Services Agreement    Incorporated by reference to
(amended)                                         Annex A to Exhibit B-2.1
--------------------------------------------------------------------------------
B-2.1       Exelon Business Service Company              Filed herewith
            Associate Transaction Procedures
            Manual dated October 1, 2001
--------------------------------------------------------------------------------

B.  Financial Statements  - not applicable

Item 7.   Information as to Environmental Effects

     The transactions described herein neither involve "major federal actions" nor "significantly [affect] the quality of the human environment" as those terms are used in Section (2)(C) of the National Environmental Policy Act, 42 U.S.C. Sec. 4332. The only Federal actions related to the transactions pertain to the Commission's approval of this Application-Declaration. Consummation of the transactions will not result in changes in the operations of Exelon that would have any impact on the environment. No Federal agency is preparing an environmental impact statement with respect to this matter.

                                   SIGNATURE


     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Applicants have duly caused this amendment to Application/Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

Date:    October 1, 2001

Exelon Corporation                                    Exelon Business Services Company
                                                      Exelon Ventures Company, LLC
By /s/ Ruth Ann M. Gillis                             Exelon Enterprises Company, LLC
   ----------------------                             Exelon Generation Company, LLC
Senior Vice President and Chief Financial Officer     Exelon Energy Delivery Company, LLC


                                                      By Exelon Corporation

                                                      By /s/ Ruth Ann M. Gillis
                                                         ----------------------

                                                      Senior Vice President and Chief Financial Officer

Commonwealth Edison Company                           PECO Energy Company

By /s/ Robert E. Berdelle                             By /s/ Thomas P. Hill
   ----------------------                                ------------------

Vice President and Chief Financial Officer            Vice President and Chief Financial Officer